Exhibit 99.6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(l) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13D with respect to the Common Stock, par value $1.00 per share, of Coca-Cola Consolidated, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to Amendment No. 14 to such Schedule 13D.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 23rd day of March, 2022.

/s/ J. Frank Harrison, III
J. Frank Harrison, III

JFH III HARRISON FAMILY LLC

By:	/s/ J. Frank Harrison, III
J. Frank Harrison, III, Chief Manager

JFH FAMILY LIMITED PARTNERSHIP—FH1
By:	JFH III Harrison Family LLC, its General Partner

By:	/s/ J. Frank Harrison, III
J. Frank Harrison, III, Chief Manager

JFH3 HOLDINGS LLC

By:	/s/ J. Frank Harrison, III
J. Frank Harrison, III, Sole Manager